Exhibit 10.5

Notice of Grant of Award	Cerner Corporation
and Award Agreement	ID: 43-1196944
2800 Rockcreek Parkway
North Kansas City, MO 64117-2551

Grantee: [Associate Name]	Award Number: [Grant Number]
[Address]	Plan: Omni

You have been granted an award of Restricted Stock Units ("RSUs") by Cerner Corporation (the "Company") as follows:

Grant Date:	[____]

Total Number of RSUs Granted:	[____]

Each RSU represents the right to receive one share of the Company’s common stock, $0.01 par value (each a "Share") if the vesting terms and conditions set forth in the Agreement and Omnibus Plan (as such terms are defined below) are met.

Type of RSU:	Time-based RSUs

Vesting Schedule:	Shares	Vest Date
	[____]	[____]

Manner of Payment by Company:
Subject to the continuous employment vesting condition noted below, on the Vest Date, the vested RSUs shall be settled by issuing a number of Shares equal to the number of RSUs vesting on such Vest Date

In addition to the above-discussed time-based vesting condition(s), but subject to any other specifically agreed to terms and conditions that may exist in any employment agreement you enter into with the Company (which shall govern over this Agreement), you must be continuously employed by the Company through the applicable Vest Date(s) for the RSUs to vest and the Shares to be deposited into your account. Should your employment with the Company terminate, for any reason, prior to the Vest Date(s), any RSUs that have not vested as of such termination of employment and the right to receive the Shares relating thereto shall be immediately forfeited except as specifically set forth in any employment agreement you enter into with the Company (which shall govern over this Agreement).

By your acceptance of this award of RSUs, you agree and understand that this award is granted under and governed by the terms and conditions of Cerner Corporation’s 2011 Omnibus Equity Incentive Plan, as Amended and Restated May 22, 2015 (as amended, the "Omnibus Plan"), this Notice of Grant of Award and Award Agreement, and the attached Time-Based RSU Agreement (together, the "Agreement"). A copy of the Prospectus relating to the Omnibus Plan is also attached.

CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN - TIME-BASED RSU AGREEMENT

(Continued from the Notice of Grant of Award and the RSU Award Agreement)

WHEREAS, the Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the "Committee") of Cerner Corporation (the "Company") has determined that Grantee ("Participant") is eligible to receive a Time-Based Restricted Stock Unit ("RSU") Grant under the Company's 2011 Omnibus Equity Incentive Plan, as Amended & Restated May 22, 2015 (the "Plan"), as so indicated in the Notice of Grant of Award, which together with any RSU Award Agreement and this Time-Based RSU Agreement, constitutes the "Agreement";

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1.	Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all the terms, conditions and provisions contained therein shall be deemed to be contained in this Agreement.

2.
RSU Grant. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Agreement and any other specifically agreed to terms and conditions that may exist in any employment agreement between Participant and the Company (which shall govern over this Agreement), the Company hereby grants to Participant a Time-Based RSU Award (the "Award") upon the Vesting of which Participant will be paid an aggregate number of shares of Company Common Stock (the "Shares") as set forth in the Notice of Grant of Award. The date of grant of the Award (the "Grant Date") shall for all purposes be as set forth in the Notice of Grant of Award.

3.
Rights as a Shareholder. Participant shall have no right to receive actual dividends or other distributions (if any) with respect to the RSUs; provided, however, that if a dividend or other distribution (including, without limitation, a stock dividend) shall be made on Shares, dividend equivalents equal to the amount and type of property that otherwise would have been transferred to Participant if each RSU was an actual Share shall be credited and accumulated in a non-interest bearing Company bookkeeping account and shall be subject to the same vesting schedule and other terms, conditions and restrictions as the RSUs on which such dividend equivalents relate. In connection with the payment of any dividend equivalents, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant. Participant shall have no shareholder voting rights with respect to any RSUs unless and until Shares are actually distributed in connection with the Vesting of the RSUs. Notwithstanding anything to the contrary, prior to the date on which the RSUs and any dividend equivalents received under Section 3 hereof (the "Aggregate RSU Consideration") Vest pursuant to Section 5, such Aggregate RSU Consideration shall be subject to the restrictions on transferability contained in Section 6 hereof.

4.
Custody and Delivery of Shares. Unless otherwise requested by Participant, any Share issued pursuant to this Agreement in connection with the Vesting and settlement of an RSU will be distributed in street name on or within 30 days following the Vest Date and held in Participant’s account at Morgan Stanley or other broker that the Company may choose (the “Broker”). Prior to the Vest Date, the grant of the RSUs will be recorded in the Company’s books and records. Company will reflect in its records the restrictions under which the Aggregate RSU Consideration is held and will not allow distribution or transfer of any Aggregate RSU Consideration prior to the date on which such Aggregate RSU Consideration Vests pursuant to Section 5 below. Shares will be distributed only on or after the Vest Date, only if the requirements of Vesting set forth in this Agreement are met and only if the Committee elects to settle the RSU by payment of a Share. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Aggregate RSU Consideration hereunder.

5.
Vesting and Forfeiture. Except as otherwise provided in the Plan, this Agreement or any employment agreement between Participant and the Company, the Aggregate RSU Consideration subject to this Award shall be distributed, become transferable and shall cease to be subject to forfeiture ("Vest" or "Vesting") on the date(s) and in the amounts set forth in the Notice of Grant of Award (the "Vest Date") provided Participant remains an employee ("associate"), consultant or advisor of the Company from the Grant Date through the Vest Date as defined in the Notice of Grant of Award. This Grant will expire, in part or in whole as applicable, if Participant's employment or other service relationship with Company ends before the Vest Date for any reason (other than on account of death or disability within period described below). In the event of the death or disability of Participant within the ninety (90) day period immediately preceding the Vest Date, and assuming Participant continuously served as an associate, consultant or advisor through the date of such death or disability, then the Aggregate RSU Consideration with respect to the RSUs scheduled to Vest on such Vest Date shall Vest on the date of such death or disability; otherwise the Award shall immediately terminate with respect to any then unvested RSUs and the remaining Aggregate RSU Consideration shall be forfeited to the Company upon such death or disability. In the event such Participant is terminated or resigns, then any unvested portion of the Award and unvested Aggregate RSU Consideration shall immediately terminate and shall be forfeited to the Company. In the event of a "Change of Control" as defined in the Plan: (i) 50% of Participant’s outstanding Shares that have not yet Vested shall immediately Vest (such 50% shall be comprised of 50% of each tranche of all unvested Shares with different Vest dates); and, (ii) all remaining Shares shall continue to Vest according to the current vesting schedule and terms of this Award, but should Participant’s employment or engagement be terminated by the Company, other than for Cause, or should Participant resign for Good Reason (as defined in Participant’s employment agreement with the Company or in the Company's then current Enhanced Severance Pay Plan), within twelve (12) months of the Change in Control, all such remaining Shares shall Vest immediately. Notwithstanding the foregoing, and except to the extent any contrary or overriding term would result in a violation of Code Section 409A, to the extent that (i) the employment agreement between Participant and the Company contains terms and conditions relating to the Vesting or forfeiture of equity awards, including the RSUs, and (ii) a provision in such employment agreement directly conflicts with any provision in this Section 5, the terms and conditions set forth in such employment agreement shall supersede and control.

6.
Non-Transferability of Award. Prior to the date on which any Aggregate RSU Consideration Vests pursuant to Section 5 hereof, none of the RSUs nor any right to receive a Share upon the settlement thereof, nor any other rights to receive any Aggregate RSU Consideration, may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Aggregate RSU Consideration or any rights relating thereto shall be null and void.

7.
Securities Laws. Participant hereby represents and covenants that if in the future Participant decides to offer or dispose of any Shares obtained in connection with the Vesting of an RSU, Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of the Aggregate RSU Consideration, Participant shall comply with all regulations and requirements of any regulatory authority having control or supervision over the issuance of the Aggregate RSU Consideration and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

8.
Withholding with Shares.  Unless specifically denied by the Committee, Participant may elect to pay all amounts of tax withholding, or any part thereof, by electing to have the Company withhold from the Shares otherwise eligible to be issued in connection with the Vesting of an RSU from the same RSU tranche a number of Shares having a value equal to the amount to be withheld under federal, state or local law and in accordance with the Plan. The value of such Shares to be withheld by the Company shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Committee.  Any election by Participant to have such Shares withheld for this purpose will be subject to the following restrictions:

(a)	All elections must be made prior to the Tax Date;

(b)	All elections shall be irrevocable; and

(c)
If Participant is an officer or director of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Shares to satisfy such tax withholding obligation.

9.
Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to Participant shall be addressed to Participant at the address in the Company’s records. Either party hereto may from time-to-time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given five (5) business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States government.

10.	Binding Effect and Assignment. This Agreement shall bind the parties hereto, but shall not be assignable by Participant.

11.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.

This Agreement has been issued by the Company by its duly authorized representatives and shall be effective as of the Grant Date as set forth in the Notice of Grant of Award.